UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2023

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADMP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2023, Adamis Pharmaceuticals Corporation (the “Company”) entered into an employment agreement with Ebrahim Versi, M.D., Ph.D., who became the Company’s Chief Executive Officer and Chairman of the board of directors of the Company (the “Board”) in connection with the closing of the merger transaction (the “Merger”) with DMK Pharmaceuticals Corporation effective May 25, 2023.

Under the employment agreement, the Company agreed to employ Dr. Versi as Chief Executive Officer (“CEO”). The agreement provides for an initial base salary at a rate of $585,000 per annum, and for payment to Dr. Versi that reflects and takes into account such rate as if it had been in effect as of the date that he became CEO. The Board, or the Compensation Committee of the Board, may in its discretion review Dr. Versi’s base salary and may increase base salary from time to time. Dr. Versi is eligible to participate in benefit programs that are routinely made available to officers, including any stock ownership plans or equity incentive plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar benefit plans maintained or sponsored by the Company, including, without limitation, eligibility to receive an annual cash bonus under the Company’s Bonus Plan at the target percentage of 60% annual base salary (appropriately and proportionately pro rated for the 2023 year based on the number of days that Dr. Versi serves as chief executive officer during such year), based on such milestones as the Board or the Compensation Committee may determine. Dr. Versi is eligible to receive such discretionary bonuses as the Board or the Compensation Committee may approve, and the Board may in its discretion make discretionary cash or equity payments, awards, changes in base salary, bonuses or other payments to its officers and employees including Dr. Versi. The employment agreement is terminable at any time by either party. Without Dr. Versi’s written consent, the Company may not take any action that would materially diminish the aggregate value of fringe benefits provided for under the agreement as they exist as of the date of the agreement or as the same may be increased from time to time, except for actions taken with respect to officers or employees generally. Under the terms of the agreement, if the Company terminates Dr. Versi’s employment at any time, he will be entitled to receive any unpaid prorated base salary along with all required benefits and expense reimbursements. If the Company terminates Dr. Versi’s employment without Cause or if Dr. Versi terminates his employment for Good Reason (as such terms are defined in the employment agreement), then conditioned on timely execution of a general release and waiver, he is entitled to receive the following: (i) if such termination was not within one month before or 12 months after a Change in Control (as defined in the agreement), severance consisting of continued payment of his base salary at his then-effective rate, less standard deductions and withholdings, for a period of 18 months following the effective date of termination; (ii) if such termination is within one month before or 12 months after a Change in Control, a lump sum payment equal to 18 months of his base salary as then in effect; (iii) assuming eligibility and timely elections pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to certain conditions and limitations, the same portion of premiums for such coverage that the Company pays for similarly-situated employees for the same level of group medical coverage, as in effect as of the effective date of termination, for the period from the effective date of termination through the earliest of 18 months after the effective date of termination or the date that Dr. Versi becomes eligible for group medical care coverage through other employment; and (iv) a number of unvested stock options will accelerate, vest and be exercisable as if Dr. Versi had remained employed during the severance period, and all options will remain exercisable for a period of one year after the date of termination. Under the agreement, upon termination of employment by reason of death or disability, any options that are vested and exercisable on the termination date will remain exercisable for 12 months after the date of cessation of service. In addition, in the event of a Change in Control, all unvested options held by Dr. Versi will accelerate and be exercisable in full and any unvested shares will vest in full.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement between the Company and Ebrahim Versi dated as of August 23, 2023*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Represents a compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: August 28, 2023	By:	/s/ David J. Marguglio
	Name:	David J. Marguglio
	Title:	President